Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

Lincoln National Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock (No Par Value)	Rule 457(c) and Rule 457(h)	4,500,000(2)	$21.36 (3)	$96,120,000(3)	$.0001102	$10,592.42(3)

Total Offering Amounts					$96,120,000		$10,592.42

Total Fee Offsets							--

Net Fee Due							$10,592.42

 (1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are being registered such additional shares as may be issuable pursuant to the anti-dilution provisions of the Lincoln National Corporation 2020 Incentive Compensation Plan (the “Plan”), by reason of stock splits, stock dividends, recapitalizations or similar transactions. The shares of common stock to which this Registration Statement relates are to be issued upon exercise of options and in connection with certain other stock-related awards, all of which will be granted or awarded under the Plan for no consideration.

(2)    Represents an additional 4,500,000 shares of Common Stock registered for issuance under the Plan as a result of an amendment to the Plan that increased the number of shares available for issuance.

(3)    Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $21.36 per share, which is the average of the high and low sale prices of the Registrant’s common stock as reported on the New York Stock Exchange on May 22, 2023.